BEAR STEARNS ALT-A TRUST 2006-4

NOTICE TO INVESTORS AND OTHER RECIPIENTS:

THE ATTACHED SUPPLEMENT DATED JANUARY 11, 2007 TO THE PROSPECTUS SUPPLEMENT DATED JUNE 29, 2006 (THE “PROSPECTUS SUPPLEMENT”) TO THE PROSPECTUS DATED MARCH 28, 2006 (TOGETHER WITH THE PROSPECTUS SUPPLEMENT, THE “PROSPECTUS”), RELATING TO THE ISSUANCE OF BEAR STEARNS ALT-A TRUST, MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-4, AMENDS CERTAIN LANGUAGE CONTAINED IN THE PROSPECTUS, AS DESCRIBED THEREIN.

INVESTORS AND POTENTIAL INVESTORS SHOULD REVIEW THE PROSPECTUS ONLY IN CONNECTION WITH THE ATTACHED SUPPLEMENT AND MAY NOT RELY ON THE PROSPECTUS EXCEPT AS SO AMENDED IN MAKING ANY INVESTMENT DECISIONS.

Bear, Stearns & Co. Inc.

January 11, 2007

Bear Stearns ALT-A Trust 2006-4

Issuer

Wells Fargo Bank, National Association

Master Servicer and Securities Administrator

Structured Asset Mortgage Investments II Inc.

Depositor

Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates, Series 2006-4

Supplement dated January 11, 2007

to

prospectus supplement dated June 29, 2006

to

prospectus dated March 28, 2006

__________

Capitalized terms used in this supplement are defined in the prospectus supplement dated March 29, 2006, to which this supplement is attached.

The Prospectus Supplement is hereby revised as follows:

1.     The table on page S-5 entitled "Group II Offered Certificates" is replaced in its entirety with the following (emphasis added to show change):

		Group II Offered Certificates
Class	Pass-Through Rate	Initial Current Principal Amount	Initial Rating (S&P/Moody’s)	Designation
II-1A-1	Variable Rate	$64,603,000	AAA/Aaa	Sub-Loan Group II-1 Super Senior
II-1A-2	Variable Rate	$6,383,000	AAA/Aaa	Sub-Loan Group II-1 Senior Support
II-1X-1	Fixed Rate	Notional	AAA/Aaa	Sub-Loan Group II-1 Senior Interest Only
II-2A-1	Fixed Rate**	$514,821,000	AAA/Aaa	Sub-Loan Group II-2 Super Senior
II-2A-2	Variable Rate	$50,866,000	AAA/Aaa	Sub-Loan Group II-2 Senior Support
II-2X-1	Variable	Notional	AAA/Aaa	Sub-Loan Group II-2 Senior Interest Only
II-2X-2	Fixed Rate	Notional	AAA/Aaa	Sub-Loan Group II-2 Senior Interest Only
II-3A-1	Variable Rate	$156,922,000	AAA/Aaa	Sub-Loan Group II-3 Super Senior
II-3A-2	Variable Rate	$173,855,000	AAA/Aaa	Sub-Loan Group II-3 ~~Senior Support~~ Super Senior
II-3A-3	Variable Rate	$120,296,000	AAA/Aaa	Sub-Loan Group II-3 ~~Senior Support~~ Super Senior

II-3A-4	Variable Rate	$128,097,000	AAA/Aaa	Sub-Loan Group II-3 ~~Senior Support~~ Super Senior
II-3A-5	Variable Rate	$57,223,000	AAA/Aaa	Sub-Loan Group II-3 Senior Support
II-3X-1	Fixed Rate	Notional	AAA/Aaa	Sub-Loan Group II-3 Senior Interest Only
II-3X-2	Fixed Rate	Notional	AAA/Aaa	Sub-Loan Group II-3 Senior Interest Only
II-B-1	Variable Rate	$29,832,000	AA+/Aa1	Group II Subordinate
II-B-2	Variable Rate	$18,731,000	AA/Aa2	Group II Subordinate
II-B-3	Variable Rate	$7,632,000	AA-/Aa3	Group II Subordinate
II-B-4	Variable Rate	$8,325,000	A+/A1	Group II Subordinate
II-B-5	Variable Rate	$6,938,000	A/A2	Group II Subordinate
II-B-6	Variable Rate	$4,163,000	A-/A3	Group II Subordinate
II-B-7	Variable Rate	$4,162,000	BBB+/Baa1	Group II Subordinate
II-B-8	Variable Rate	$4,162,000	BBB/Baa2	Group II Subordinate
Total Group II Offered Certificates*:		$1,357,011,000
*Approximate ** Fixed Rate until April 25, 2011, after which they will bear interest at a variable rate.

2.     The second table on page S-6 entitled "Group III Offered Certificates" is replaced in its entirety with the following (emphasis added to show change):

		Group III Offered Certificates
Class	Pass-Through Rate	Initial Current Principal Amount	Initial Rating (S&P/Moody’s)	Designation
III-1A-1	Variable Rate	$132,532,000	AAA/Aaa	Sub-Loan Group III-1 Super Senior
III-1A-2	Variable Rate	$11,420,000	AAA/Aa1	Sub-Loan Group III-1 Senior Support
III-2A-1	Variable Rate	$352,710,000	AAA/Aaa	Sub-Loan Group III-2 Super Senior
III-2A-2	Variable Rate	$30,392,000	AAA/Aa1	Sub-Loan Group III-2 Senior Support
III-3A-1	Variable Rate	$252,115,000	AAA/Aaa	Sub-Loan Group III-3 Super Senior
III-3A-2	Variable Rate	$156,701,000	AAA/Aaa	Sub-Loan Group III-3 Super Senior ~~Support~~

III-3A-3	Variable Rate	$93,278,000	AAA/Aaa	Sub-Loan Group III-3 Super Senior
III-3A-4	Variable Rate	$43,264,000	AAA/Aa1	Sub-Loan Group III-3 Senior Support
III-3X-1	Fixed Rate	Notional	AAA/Aaa	Sub-Loan Group III-3 Senior Interest Only
III-3X-2	Fixed Rate	Notional	AAA/Aaa	Sub-Loan Group III-3 Senior Interest Only
III-B-1	Variable Rate	$30,094,000	AA/Aa2	Group III Subordinate
III-B-2	Variable Rate	$19,677,000	A/A2	Group III Subordinate
III-B-3	Variable Rate	$12,154,000	BBB/Baa2	Group III Subordinate
Total Group III Offered Certificates*:		$1,134,337,000
*Approximate

The remainder of the Prospectus Supplement remains unmodified.

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this supplement.

____________________________________

Bear, Stearns & Co. Inc.

January 11, 2007